Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2016

FINANCIAL RESULTS

- Gross Sales increased 14% in the fourth quarter and 13% for the full year 2016 -

- 2017 Net Revenues expected to grow between 7% and 11% -

- Conference call at 8:30 a.m. ET on February 3, 2017 -

East Rutherford, NJ – February 3, 2017 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs), reports results for the fourth quarter and full year ended December 31, 2016.

Highlights

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Gross Sales increased 14% to $178.7 million compared to $156.9 million in the same quarter last year. Full year 2016 sales increased 13% to $491.5 million, compared to $433.9 million in the full year 2015.

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GAAP Diluted EPS from continuing operations increased 117% to $1.15 from $0.53 in the same quarter last year. Adjusted Diluted EPS increased 22% to $1.23 compared to $1.01 in the same quarter last year.

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Adjusted EBITDA increased 23% to $64.4 million compared to $52.4 million in the same quarter last year (see table at the end of this release). Full year Adjusted EBITDA increased 20% to $154.2 million.

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Net cash was $74.1 million at the end of the year, a decrease of $16.6 million during the quarter and an increase of $60.2 million for the full year. Excluding the acquisition of PharmaCore, net cash would have increased $84.5 million during 2016.

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The Company expects full year 2017 Net Revenues, excluding the impact of foreign currency, to increase between 7% and 11%. Adjusted EBITDA is expected to be between $168 and $174 million, 9% to 13% higher than 2016. (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

“We had a great finish to 2016, our sixth straight year of strong growth. During the year, we invested significant capital into our existing sites, brought a new large scale facility on line at our Charles City, Iowa site, and completed the acquisition of PharmaCore, now Cambrex High Point,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.

“We are very pleased with how utilization of the new facility at Charles City is ramping up and with the integration of Cambrex High Point. Our existing Cambrex sales team has already closed new projects for our High Point location, evidence that the integration of High Point in the marketplace is going well.

“Market trends continue to be positive and we are projecting another year of solid growth in 2017 and we expect continued strong EBITDA and cash flows this year.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Fourth Quarter 2016 Operating Results – Continuing Operations

Sales were $178.7 million, compared to $156.9 million in the same period last year, a 14% increase. Foreign exchange had a negligible effect on sales. The sales increase primarily reflects higher volumes partially offset by lower pricing. The increase in volumes was primarily due to higher sales of certain branded APIs and clinical phase products partially offset by a decrease in generic APIs.

Gross margin increased to 44% from 42% compared to the same quarter last year. The increase was primarily due to higher sales volumes partially offset by lower pricing. Foreign exchange favorably impacted reported gross margin by 1%.

Selling, general and administrative expenses were $18.2 million, compared to $16.0 million in the same quarter last year. The increase was mainly due to higher personnel costs and the addition of Cambrex High Point, and was partially offset by lower expenses related to the evaluation of acquisition opportunities.

Research and development expenses were flat year over year at $3.5 million.

Operating profit increased to $56.7 million from $31.1 million in the same quarter last year. The increase was primarily the result of higher gross profits in 2016 and higher restructuring charges in the fourth quarter of 2015, related to the decision to sell the Company’s Zenara facility in Hyderabad, India. Adjusted EBITDA was $64.4 million compared to $52.4 million in the same quarter last year (see table at the end of this release).

Income tax expense was $18.4 million resulting in an effective tax rate of 33% compared to $13.8 million and an effective tax rate of 44% in the same quarter last year. The effective tax rate in the same quarter last year was 33% excluding the impact of Zenara restructuring charges in the fourth quarter of 2015.

Income from continuing operations was $37.9 million or $1.15 per share compared to $17.5 million or $0.53 per share in the same quarter last year. Adjusted income from continuing operations was $40.8 million or $1.23 per share, compared to $33.0 million or $1.01 per share in the same quarter last year (see table at the end of this release).

Capital expenditures and depreciation were $11.9 million and $6.6 million, respectively, compared to $16.4 million and $5.5 million, respectively, in the same quarter last year.

Net cash was $74.1 million at the end of the fourth quarter, a decrease of $16.6 million during the quarter. The decrease was primarily due to the acquisition of Cambrex High Point for $24.3 million and higher accounts receivable, partially offset by higher profits and lower inventory levels.

On January 30, 2017, the Company transferred the assets and liabilities of Zenara to a buyer for consideration of $3.0 million. The sale agreement gives the buyer complete control of the daily operations of Zenara. The closing will be completed upon approval by Indian regulatory authorities, which is considered perfunctory, but could take several months.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2017 financial performance:

Expectations

Net revenues increase	7% - 11%

Adjusted EBITDA	$168 - $174 million

Adjusted income from continuing operations per share	$2.94 - $3.06

Free cash flow	$50 - $60 million

Capital expenditures	$70 - $75 million

Depreciation and amortization	$32 - $34 million

Effective tax rate	31% - 33%

Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities and outcomes of tax disputes. For 2017, the Company will provide guidance for net revenue instead of gross sales, which it provided guidance for in prior years. We believe this better aligns with the financial operations of the Company, taking into account any adjustments to gross sales and economic arrangements that may affect net revenues, but not gross sales. Net revenue expectations exclude the impact of foreign exchange.

EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2017 will be computed on a basis consistent with the reconciliation of the fourth quarter and full year 2016 financial results in the tables at the end of this release. The company defines Free cash flow as the change in debt, net of cash during the year. The tax rate will be sensitive to the Company’s geographic mix of income and any changes in the tax codes within the countries in which the Company operates.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s 2016 Form 10-K is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s fourth quarter and full year 2016 results will begin at 8:30 a.m. Eastern Time on February 3, 2017 and can be accessed by calling 1-888-726-2470 for domestic and +1-913-312-0696 for international. Please use the passcode 9860937 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through February 10, 2017 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 9860937 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document. These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2015, and the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, once filed with the SEC, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, our ability to successfully integrate acquired businesses, loss on disposition of assets, the Company’s ability to dispose of Zenara assets held for sale, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, once filed with the SEC, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and any charges related to the sale of the Company’s Zenara business. Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the table at the end of this release. Other companies may have different definitions of EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended December 31, 2016 and 2015
(in thousands, except per-share data)

	2016		2015
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$178,682		$156,943
Commissions, Allowances and Rebates	468		518
Net Sales	178,214		156,425

Other Expenses, Net	(348)		(238)

Net Revenues	177,866		156,187

Cost of Goods Sold	98,699	55.2%	89,926	57.3%

Gross Profit	79,167	44.3%	66,261	42.2%

Operating Expenses:
Selling, General and Administrative Expenses	18,217	10.2%	16,049	10.2%
Research and Development Expenses	3,496	2.0%	3,510	2.2%
Restructuring Expenses	761	0.4%	15,573	9.9%
Total Operating Expenses	22,474	12.6%	35,132	22.4%

Operating Profit	56,693	31.7%	31,129	19.8%

Other Expenses/(Income):
Interest Expense, Net	360		232
Other Income, Net	(46)		(405)

Income Before Income Taxes	56,379	31.6%	31,302	19.9%

Provision for Income Taxes	18,430		13,820

Income from Continuing Operations	$37,949	21.2%	$17,482	11.1%

(Loss)/Income from Discontinued Operations, Net of Tax	(565)		332

Net Income	$37,384	20.9%	$17,814	11.4%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.18		$0.55
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.02)		$0.01
Net Income	$1.16		$0.56

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.15		$0.53
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.02)		$0.01
Net Income	$1.13		$0.54

Weighted Average Shares Outstanding
Basic	32,240		31,661
Diluted	33,107		32,784

CAMBREX CORPORATION
Statements of Profit and Loss
For the Twelve Months Ended December 31, 2016 and 2015
(in thousands, except per-share data)

	2016		2015
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$491,538		$433,856
Commissions, Allowances and Rebates	2,369		1,949
Net Sales	489,169		431,907

Other Revenue, Net	1,475		1,419

Net Revenues	490,644		433,326

Cost of Goods Sold	286,419	58.3%	256,361	59.1%

Gross Profit	204,225	41.5%	176,965	40.8%

Operating Expenses:
Selling, General and Administrative Expenses	60,422	12.3%	57,867	13.3%
Research and Development Expenses	14,292	2.9%	12,540	2.9%
Restructuring Expenses	1,158	0.2%	15,573	3.6%
Total Operating Expenses	75,872	15.4%	85,980	19.8%

Operating Profit	128,353	26.1%	90,985	21.0%

Other Expenses/(Income):
Interest Expense, Net	717		1,699
Other Expenses/(Income), Net	97		(279)

Income Before Income Taxes	127,539	25.9%	89,565	20.6%

Provision for Income Taxes	40,214		32,389

Income from Continuing Operations	$87,325	17.8%	$57,176	13.2%

(Loss)/Income from Discontinued Operations, Net of Tax	(5,647)		41

Net Income	$81,678	16.6%	$57,217	13.2%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$2.72		$1.82
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.17)		$0.00
Net Income	$2.55		$1.82

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$2.65		$1.76
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.17)		$0.00
Net Income	$2.48		$1.76

Weighted Average Shares Outstanding
Basic	32,086		31,420
Diluted	32,969		32,555

CAMBREX CORPORATION
Consolidated Balance Sheets
As of December 31, 2016 and December 31, 2015
(in thousands)

	December 31,	December 31,
	2016	2015
Assets

Cash and Cash Equivalents	$74,141	$43,974
Trade Receivables, Net	110,622	90,920
Other Receivables	6,748	7,278
Inventories, Net	123,184	109,920
Prepaid Expenses and Other Current Assets	7,960	7,187
Total Current Assets	322,655	259,279

Property, Plant and Equipment, Net	217,092	186,487
Goodwill	40,323	32,063
Intangible Assets, Net	14,800	6,691
Deferred Income Taxes	13,061	19,259
Other Non-Current Assets	3,934	1,760

Total Assets	$611,865	$505,539

Liabilities and Stockholders' Equity

Accounts Payable	$42,873	$39,257
Deferred Revenue and Advance Payments	7,506	16,298
Taxes Payable	9,469	8,471
Accrued Expenses and Other Current Liabilities	35,614	35,776
Short-Term Debt	-	30,000
Total Current Liabilities	95,462	129,802

Advance Payments	39,000	-
Deferred Income Taxes	6,921	7,735
Accrued Pension Benefits	43,109	42,661
Other Non-Current Liabilities	21,946	14,506

Total Liabilities	$206,438	$194,704

Stockholders’ Equity	$405,427	$310,835

Total Liabilities and Stockholders’ Equity	$611,865	$505,539

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 31, 2016 and 2015
(in thousands)

	Fourth Quarter 2016	Fourth Quarter 2015
Operating Profit	$56,693	$31,129

Restructuring Expenses	761	15,573

Adjusted Operating Profit	57,454	46,702

Depreciation and Amortization	6,948	5,742

Adjusted EBITDA	$64,402	$52,444

	Twelve Months 2016	Twelve Months 2015
Operating Profit	$128,353	$90,985

Restructuring Expenses	1,158	15,573

Adjusted Operating Profit	129,511	106,558

Depreciation and Amortization	24,665	22,061

Adjusted EBITDA	$154,176	$128,619

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 31, 2016 and 2015
(in thousands)

	Fourth Quarter 2016		Fourth Quarter 2015
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$37,949	$1.15	$17,482	$0.53

Restructuring Expenses	761	0.02	15,573	0.48
Zenara Tax Benefit	-	-	(1,464)	(0.04)
Stock-Based Compensation	2,577	0.08	1,762	0.05
Stock-Based Compensation Tax [1]	(902)	(0.03)	(617)	(0.02)
Amortization of Purchased Intangibles	397	0.01	285	0.01

Adjusted Income from Continuing Operations [2]	$40,782	$1.23	$33,021	$1.01

	Twelve Months 2016		Twelve Months 2015
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$87,325	$2.65	$57,176	$1.76

Restructuring Expenses	1,158	0.04	15,573	0.48
Zenara Tax Benefit	-	-	(1,464)	(0.04)
Stock-Based Compensation	7,766	0.24	5,599	0.17
Stock-Based Compensation Tax [1]	(2,718)	(0.08)	(1,960)	(0.06)
Amortization of Purchased Intangibles	1,011	0.03	865	0.03

Adjusted Income from Continuing Operations [2]	$94,542	$2.87	$75,789	$2.33

[1] Tax rate estimated at 35% for stock-based compensation.

[2] Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

Contact:     Tom Vadaketh

Executive Vice President & CFO

Tel: +201.804.3033

Email: tom.vadaketh@cambrex.com

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